As filed with the Securities and Exchange Commission on September 19, 2013

Registration No. 333-94933

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

MEADE INSTRUMENTS CORP.

(Exact name of registrant as specified in its charter)

Delaware	95-2988062
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

27 Hubble

Irvine, California 92618

(Address, including Zip Code, of Principal Executive Offices)

MEADE INSTRUMENTS CORP. 1997 STOCK INCENTIVE PLAN, AS AMENDED

(Full Title of the Plan)

John A. Elwood

Meade Instruments Corp.

27 Hubble

Irvine, California 92618

(Name and address of agent for service)

(949) 798-0500

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 relates to the Registration Statement on Form S-8, Registration No. 333-94933 (the “Registration Statement”), of Meade Instruments Corp., a Delaware corporation (the “Company”), which was originally filed with the Securities and Exchange Commission on January 19, 2000.

On September 13, 2013, pursuant to the Agreement and Plan of Merger dated as of July 16, 2013 (and amended on August 5, 2013), by and among the Company, Sunny Optics, Inc., a Delaware corporation (“Sunny”), and Sunny Optics Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of Sunny (“Merger Sub”), Merger Sub was merged with and into the Company, with the Company surviving as a wholly-owned subsidiary of Sunny (the “Merger”).

At the effective time of the Merger (the “Effective Time”) on September 13, 2013, the Merger became effective as a result of the filing of a Certificate of the Merger with the Secretary of State of the State of Delaware. As a result of the Merger, the Company has terminated any offering of its securities pursuant to the Registration Statement. In accordance with an undertaking made by the Company in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the Company’s securities which remain unsold at the termination of the offering, the Company hereby removes from registration all such securities registered under the Registration Statement but unsold as of the Effective Time.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irvine, State of California on this 19th day of September, 2013.

MEADE INSTRUMENTS CORP.

By:	/s/ John A. Elwood
John A. Elwood Chief Financial Officer

Note: No other person is required to sign this Post-Effective Amendment No. 1 in reliance on Rule 478 of the Securities Act of 1933.

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